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                                                                  Exhibit 10(bb)




                              AMENDED AND RESTATED
                   EMPLOYMENT AGREEMENT FOR CHARLES P. SHAFFER


         THIS AGREEMENT, dated as of the 22nd day of August, 1999, between The Elder-Beerman Stores Corp., an Ohio corporation ("Employer"), and Charles P. Shaffer ("Executive").

                                R E C I T A L S :

         1. Employer and Executive have previously entered into an Employment Agreement dated December 30, 1997 (the "Effective Date"), pursuant to authority provided under the Third Amended Joint Plan of Reorganization of The Elder-Beerman Stores Corp. and Its Subsidiaries, dated November 17, 1997, as subsequently modified (the "Plan"), and the order confirming the Plan, entered December 16, 1997.

         2. Employer and Executive want to enter into this Amended and Restated Employment Agreement to replace the original Employment Agreement in order to reflect Executive's new position with Employer, subject to the terms and conditions set forth below.

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein and for good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:


                                    ARTICLE I
                                    ---------

                                   DEFINITIONS
                                   -----------

         The following terms shall have the respective meanings set forth below, unless the context clearly otherwise requires:

         1.1 "AFFILIATE" means, with respect to a particular Entity, an Entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control

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with, such Entity, and an Entity shall be "unaffiliated" with another Entity if such Entities are not Affiliates with respect to one another.

         1.2 "CAUSE" means (i) an intentional act of fraud, embezzlement, theft or any other material violation of law in connection with Executive's duties or in the course of his employment with Employer involving material harm to Employer; (ii) intentional wrongful damage to material assets of Employer; (iii) intentional wrongful engagement in any activity that would constitute a material breach of Sections 3.1 through 3.4 hereof; or (iv) physical or mental disability that causes Executive to fail to perform his duties under this Agreement for a continuous period of 12 months, as provided in Section 2.7(b). No act or omission by Executive shall be deemed "intentional" if it was due to negligence and shall be deemed "intentional" only if done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interests of Employer and its subsidiaries. Failure to meet performance standards or objectives of Employer shall not constitute "Cause" for purposes hereof. To terminate the employment of Executive for Cause, Employer must deliver to Executive a Notice of Termination given within 90 days after the Board of Directors both (i) has knowledge of conduct or an event allegedly constituting Cause and (ii) has reason to believe that such conduct or event could be grounds for Cause. For purposes of this Agreement a "Notice of Termination" shall mean a copy of a resolution duly adopted by the affirmative vote of not less than a simple majority of the membership of the Board of Directors at a meeting called for the purpose of determining that Executive has engaged in conduct that constitutes Cause (and at which Executive had a reasonable opportunity, together with his counsel, to be heard before the Board of Directors prior to such vote).

         1.3 "CHANGE OF OWNERSHIP" means any one of the following events: (i) the sale to any purchaser unaffiliated with Employer of all or substantially all of the assets of Employer; (ii) the sale,


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distribution, or accumulation of more than 50% of the outstanding voting stock of Employer to/by any acquiror or group of affiliated acquirors that are unaffiliated with Employer; (iii) individuals who, on the completion of Employer's reorganization under chapter 11 of the Bankruptcy Code, 11 U.S.C.
section 101-1330 (the "Bankruptcy Code"), constitute the Board of Directors (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such completion whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Employer in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; PROVIDED, HOWEVER, that no individual elected or nominated as a director of Employer initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or (iv) the merger or consolidation of Employer with another Entity unaffiliated with Employer if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then outstanding securities of such Entity are held, directly or indirectly, in the aggregate by the holders immediately prior to such transaction of the then outstanding securities of Employer entitled to vote generally in the election of directors.

         In no event shall "Change of Ownership" be construed to include any change of control of Employer or any subsidiary of Employer that occurs solely as a result of any exchange or distribution of equity securities of Employer or any such subsidiary upon consummation of a plan of reorganization for Employer or any such subsidiary in its chapter 11 case pending as of the date of this Agreement.

         1.4 "CODE" means the Internal Revenue Code of 1986, as amended.


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         1.5 "COMPETING BUSINESS" means any of the following companies: (i)
Mercantile Stores Co., Inc.; Proffitt's, Inc.; or Carson Pirie Scott & Co., including each of their respective Affiliates; (ii) Lazarus, Inc.; (iii) Lazarus PA, Inc.; or (iv) Rich's Department Stores, Inc.

         1.6 "ENTITY" shall have the meaning provided in section 101(16) of the Bankruptcy Code.

         1.7 "GOOD REASON" means (i) a reduction in the Executive's annual Base Salary of at least 10%; (ii) the relocation of Employer's principal executive offices to a location more than 75 miles from the current location of such offices; or (iii) any material failure by Employer to comply with any of the provisions of this Agreement, other than a failure not occurring in bad faith and which is remedied by Employer within 10 days after receipt of written notice thereof given by Executive, provided that repeated failures shall be evidence of the bad faith of Employer.

                                   ARTICLE II
                                   ----------

                                   EMPLOYMENT
                                   ----------

         2.1 EFFECTIVENESS. The Agreement shall be effective as of the date first written above (the "Effective Date").

         2.2 TERM. Employer shall employ Executive, and Executive shall serve Employer pursuant to the terms of this Agreement, starting on the Effective Date. The initial term of this Agreement shall expire on August 22, 2001. (the "Termination Date"). The term of this Agreement shall be automatically extended on the Termination Date and on each anniversary of the Termination Date thereafter for a period of one year unless Employer or Executive shall have given written notice of termination to the other not less than 120 days prior to such anniversary of the Termination Date. Upon termination of this Agreement pursuant to any such notice, Executive's employment with


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Employer shall terminate, and Employer's only obligation to Executive will be payment of the amounts described in Section 2.7(ii).

         2.3 DUTIES. Executive will serve and perform the duties assigned to him from time to time by the Chief Executive Officer or Board of Directors of Employer. Initially, Executive will serve and perform the duties of Executive Vice President of Merchandising and Marketing.

         2.4 COMPENSATION. In consideration of Executive's services hereunder, Employer shall pay Executive cash compensation consisting of an annual "Base Salary" and "Bonus." As of the Effective Date, Executive's Base Salary shall be $275,000.00 per year, and his 1999 fiscal year Bonus shall consist of an incentive bonus that includes a pro rata share, based on the percentage of days served as Executive Vice President of Merchandising and Marketing in 1999, of an incentive bonus of up to 45% of Executive's Base Salary, to be earned as determined by the Board of Directors. In each fiscal year thereafter, Executive shall participate in the Employer's Equity and Performance Incentive Plan and Executive's Bonus thereunder shall consist of an incentive bonus of up to 45% of his Base Salary, to be earned as determined by the Board of Directors pursuant to the provisions of such plan. For purposes of the preceding sentences, the "year" for which the Bonus is payable to Executive shall be the Employer's fiscal year beginning in February 1999 and each subsequent fiscal year of the Employer. Executive's Base Salary shall be subject to review at the discretion of the Board of Directors from time to time taking into account changes in Executive's responsibilities, increases in the cost of living, performance by Executive, increases in salary to other executives of Employer and other pertinent factors.

         2.5 PAYMENT SCHEDULE. The Compensation specified in Section 2.4 hereof shall be payable as current salary and bonus in accordance with Employer's payroll and bonus procedures for other executives. Base Salary shall be paid in installments not less frequently than monthly and at


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the same rate for any fraction of a month unexpired at the end of the term.
Bonuses shall be paid annually in a lump sum not later than April 15 or, if such day is not a business day on which the Employer's executive offices are open, the first business day thereafter.

         2.6 EXPENSES. Executive shall be allowed reasonable traveling expenses and other reasonable expenses in carrying out his duties under this Agreement and shall be furnished office space, assistance and accommodations suitable to the character of his position with Employer and adequate for the performance of his duties hereunder.

         2.7 TERMINATION OF EMPLOYMENT.

             (a) TERMINATION FOLLOWING A CHANGE OF OWNERSHIP. If (i) before the second anniversary of a Change of Ownership Employer notifies Executive that Executive is being terminated, and such termination is without Cause; (ii) before the second anniversary of a Change of Ownership Executive terminates his employment for Good Reason; (iii) Executive terminates his employment with Employer for any reason, or without reason, during the 30-day period immediately following the first anniversary of a Change of Ownership; or (iv) Executive's employment with Employer is terminated in connection with but prior to a Change of Ownership and termination occurs following the commencement of any discussion with any third party that ultimately results in a Change of Ownership, Executive shall be entitled (except as otherwise provided in paragraphs (b), (c) and (d) of this Section 2.7 and subject to Section 5.1) to receive a lump sum payment as severance compensation equal to the greater of (I) 2.99 times his "base amount" as such term is defined in Section 280G of the Code, or (II) 2 times his most recent Base Salary and Bonus. Employer shall make such payment not later than 45 days after the date of termination. If any payment made to the Executive pursuant to this Section 2.7(a) or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock


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option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment") is determined to be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Employer, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (collectively, a "280G Gross-Up Payment"). The 280G Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon the 280G Gross-Up Payment, the Executive retains a portion of the 280G Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

             (b) DISABILITY. Executive shall not be in breach of this Agreement if he shall fail to perform his duties hereof because of physical or mental disability. If Executive fails to render services to Employer because of Executive's physical or mental disability for a continuous period of 12 months, the Board of Directors or its delegate may terminate Executive's employment prior to the end of the then current term. If any dispute exists between the parties as to Executive's physical or mental disability at any time, such question shall be settled by the opinion of an impartial reputable physician agreed upon for that purpose by the parties or their representatives. Failing agreement upon an impartial physician for purposes of the preceding sentence, the question of Executive's physical or mental disability shall be resolved within 10 days of a written request therefor by either party to the other, by a physician designated by the then Executive Vice President


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of the Ohio Academy of Family Physicians. The written opinion of the physician as to the matter in dispute shall be final and binding on the parties.

             (c) OTHER TERMINATIONS BY EMPLOYER. (i) CAUSE. Employer may terminate the employment of Executive for Cause at any time upon notice given pursuant to Section 5.6. Upon such termination, this Agreement and all of Employer's obligations under this Agreement shall terminate, except that Employer shall remain obligated to pay to Executive any unpaid Base Salary through the effective date of such termination and any vacation accrued but unused as of Executive's last day worked.

                 (ii) NOT FOR CAUSE. Employer may terminate the employment of Executive at any time for any reason. However, if such termination of employment does not occur pursuant to Section 2.2 or under the circumstances described in paragraphs (a), (b) or (c)(i) of this Section 2.7, Employer shall remain obligated to Executive for (I) payment of Executive's unpaid Base Salary (as described in Section 2.4) through the remaining term of this Agreement pursuant to Section 2.2, (II) any Bonus (as described in Section 2.4) paid on or before Executive's last day worked and (III) payment for any vacation accrued but unused as of Executive's last day worked.

             (d) DEATH. If Executive dies while rendering services under this Agreement, there shall be payable to his estate an amount equal to his Base Salary for the lesser of one year or the remaining term of this Agreement. Such amount shall be paid to Executive's estate in a single lump sum.

             2.8 MITIGATION; OFFSET. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. However, any amount payable pursuant to this Agreement following the termination of Executive's employment shall reduce any amount payable by Employer to or with respect to Executive pursuant


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to any other severance pay or other similar plan, program or arrangement of
Employer, including, without limitation, the Employer's Master Severance Plan for Key Employees.

                                   ARTICLE III
                                   -----------

                        CERTAIN OBLIGATIONS OF EXECUTIVE
                        --------------------------------

         3.1 NO PARTICIPATION IN OTHER BUSINESSES. Executive shall not, without the consent of the Board of Directors, become actively associated with or engaged in any business other than that of Employer or a division or Affiliate of Employer, and he shall do nothing inconsistent with his duties to Employer.

         3.2 TRADE SECRETS AND CONFIDENTIAL INFORMATION.

             (a) UNAUTHORIZED DISCLOSURE, USE OR SOLICITATION. Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after his employment with Employer, disclose, furnish, disseminate, make available or, except in the course of performing his duties of employment under this Agreement, use any trade secrets or confidential business and technical information of Employer or its customers, vendors or property owners or managers, without limitation as to when or how Executive may have acquired such information. Such confidential information will include, without limitation, Employer's unique selling methods and trade techniques; management, training, marketing and selling manuals; promotional materials; training courses and other training and instructional materials; any personnel information; material nonpublic financial information; any corporate organizational information; lease terms; vendor, owner, manager and product information; customer lists; other customer information; and other trade information. Executive specifically acknowledges that all such confidential information including, without limitation, customer lists, other customer information and other trade information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or


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memory of Executive and whether compiled by Employer and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by Employer to maintain the secrecy of such information, that such information is the sole property of Employer and that any retention and use of such information by Executive during his employment with Employer (except in the course of performing his duties and obligations under this Agreement) or after the termination of his employment will constitute a misappropriation of Employer's trade secrets.

             (b) POST-TERMINATION. Executive agrees that, upon termination of Executive's employment with Employer, for any reason, Executive will return to Employer, in good condition, all property of Employer, including without limitation, the originals and all copies of all management, training, marketing and selling manuals; promotional materials; other training and instructional materials; financial information; vendor, owner, manager and product information; customer lists; other customer information; and all other selling, service and trade information and equipment. If such items are not returned, Employer will have the right to charge Executive for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

         3.3 NONCOMPETITION. Executive and Employer recognize that Executive's duties under this Agreement will entail the receipt of trade secrets and confidential information, which include not only information concerning Employer's current operations, procedures, suppliers and other contacts, but also its short-range and long-range plans, and that such trade secrets and confidential information may have been developed by Employer and its Affiliates at substantial cost and constitute valuable and unique property of Employer. Accordingly, Executive acknowledges that


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the foregoing makes it reasonably necessary for the protection of Employer's business interests that Executive not compete with Employer or any of its Affiliates during the term of this Agreement and for a reasonable and limited period thereafter. Therefore, during the term of this Agreement and for one year after termination of the Agreement, Executive shall not have any investment in a Competing Business other than a de minimus investment and shall not render personal services to any such Competing Business in any manner, including, without limitation, as owner, partner, director, trustee, officer, employee, consultant or advisor thereof; PROVIDED, HOWEVER, that this Section 3.3 shall not apply if Executive terminates his employment for Good Reason or Employer terminates Executive other than for Cause. For purposes of the preceding sentence, a de minimus investment is ownership of less than 1/2 of 1% of the outstanding stock or debt of any Competing Business.

         Notwithstanding Section 2.7 above, if Executive shall breach the covenants contained in this Section 3.3 or in Section 3.2, Employer shall have no further obligations to Executive pursuant to this Agreement and may recover from Executive all such damages as it may be entitled to at law or in equity. In addition, Executive acknowledges that any such breach is likely to result in immediate and irreparable harm to Employer for which money damages are likely to be inadequate. Accordingly, Executive consents to injunctive and other appropriate equitable relief that Employer may seek to protect Employer's rights under this Agreement. Such relief may include, without limitation, an injunction to prevent Executive from disclosing any trade secrets or confidential information concerning Employer to any Entity, to prevent any Entity from receiving from Executive or using any such trade secrets or confidential information and/or to prevent any Entity from retaining or seeking to retain any other employees of Employer.


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         3.4 CONFLICTS OF INTEREST. Executive shall not engage in any activity that would violate any Conflict of Interest or Business Ethics Statement of Employer that Executive may sign from time to time.

                                   ARTICLE IV
                                   ----------

                                 OTHER BENEFITS
                                 --------------

         4.1 EMPLOYEE BENEFITS.

             (a) Executive and Executive's family, as applicable, shall be eligible for participation in and shall receive all benefits under the savings and retirement programs, welfare benefit plans, fringe benefit programs and perquisites that Employer provides to senior executives of Employer in effect from time to time.

             (b) Subject to Section 5.1, upon termination under Section 2.7(a) hereof:

                 (i) The benefits described in Section 4.1(a) will continue until the Executive obtains new employment providing substantially similar benefits, but in any event no later than two years after the date of termination. During the period of continued coverage pursuant to this Subsection, the Executive will be required to pay the same cost of coverage, co-pays, deductibles and other similar payments paid by active senior executives of the Company having elected the same type of coverage. The Executive will cease to be eligible for continued health and life insurance benefits provided by the Employer if he (I) waives such coverage or (II) fails to pay any amount required for such coverage.

                 (ii) The Executive will be reimbursed by the Employer for reasonable expenses incurred for outplacement counseling (I) that are pre-approved by the Employer's Senior Vice President-Human Resources, (II) that do not exceed 15% of the Executive's Base Salary and (III) that are incurred by the Executive within 6 months following such termination.


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         4.2 VACATION AND SICK LEAVE. Executive shall be entitled to vacation and sick leave each year, in accordance with Employer's policies in effect from time to time; PROVIDED, HOWEVER, that Executive shall be entitled to a minimum of four weeks vacation per year.

                                    ARTICLE V
                                    ---------

                                  MISCELLANEOUS
                                  -------------

         5.1 RELEASE. Payment of the amount described in Section 2.7(a) and the benefits described in Section 4.1(b) to the Executive is conditioned upon the Executive executing and delivering a release satisfactory to the Employer releasing the Employer from any and all claims, demands, damages, actions and/or causes of action whatsoever, which the Executive may have had on account of the termination of his employment, including, but not limited to claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status (with all applicable periods during which the Executive may revoke the release or any provision thereof having expired), and any and all claims, demands and causes of action for retirement (other than under the retirement plans maintained by the Employer that are qualified under
Section 401(a) of the Code or under any "welfare benefit plan" of the Employer (as the term "welfare benefit plan" is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended)), severance or other termination pay. Such release will not, however, apply to the ongoing obligations of the Employer arising under this Agreement, or rights of indemnification the Executive may have under the Employer's policies or by contract or by statute.

         5.2 SUCCESSORS AND BINDING AGREEMENT.

             (a) Employer will require any successor to all or substantially all of the businesses or assets of Employer (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise), by agreement in form and substance reasonably satisfactory to Executive, expressly


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to assume and agree to perform this Agreement in the same manner and to the same extent Employer would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of Employer and any successor to Employer, including without limitation, any persons acquiring directly or indirectly all or substantially all of the businesses or assets of Employer whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed "Employer" for the purposes of this Agreement).

             (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

             (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereof except as expressly provided in Sections 5.2(a) and (b). Without limiting the generality or effect of the foregoing, Executive's right to receive payments hereof will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, if Executive attempts any assignment or transfer contrary to this Section 5.2, Employer will have no liability to pay any amount Executive attempts to assign, transfer or delegate.

         5.3 GOVERNING LAW; ARBITRATION. This Agreement has been executed on behalf of Employer by an officer of Employer located in the City of Moraine, Ohio. This Agreement and all questions arising in connection with it shall be governed by the internal substantive law of the State of Ohio, without giving effect to principles of conflict of laws. Subject to the following sentence, all disputes arising out of, or in connection with this Agreement, which are not promptly settled by


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mutual agreement of the parties hereto, shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association. Notwithstanding, Employer may, at its option, seek injunctive relief as contemplated in Section 3.3 above either in lieu of or in addition to the arbitration remedies provided for in this Section 5.3

         Arbitration shall be conducted by one or more arbitrators appointed in accordance with such rules on the request of any party to the agreement giving rise to the dispute. Arbitration shall take place in Dayton, Ohio. Such arbitration shall be governed by this Agreement and shall be binding upon the parties hereto. The validity, construction, performance or termination of any agreement by and between the parties submitted to arbitration shall be determined on the basis of the contractual obligations of the parties. The arbitrator shall determine his jurisdiction over persons and subject matter if such jurisdiction is challenged by one of the parties. The award of the arbitrator shall: (a) be rendered in writing stating the grounds on which the arbitrators base same, and how the costs of arbitration are being borne; the expenses of Executive to successfully petition or defend his interests shall be borne by Employer; and (b) be carried out voluntarily and without delay, and failing this, be made enforceable through either party by entry of a judgment in a competent court of any jurisdiction, and (c) be final and not subject to appeal before any court, nor other jurisdiction.

         5.4 SEVERABILITY. If any portion of this Agreement is held to be invalid or unenforceable, such holding shall not affect any other portion of this Agreement.

         5.5 ENTIRE AGREEMENT. This Agreement comprises the entire agreement between the parties hereto and, as of the date hereof, supersedes any prior agreements between the parties. This Agreement may not be modified, renewed or extended except by a written instrument referring to this Agreement and executed by the parties hereto.


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         5.6 NOTICES. Any notice or consent required or permitted to be given under this Agreement shall be in writing and shall be effective: (a) when given by personal delivery, (b) one business day after being sent by overnight delivery service or (c) five business days after being sent by certified U.S. mail, return receipt requested, to the Secretary of Employer at its principal place of business in the City of Moraine or to Executive at his last known address as shown on the records of Employer.

         5.7 WITHHOLDING TAXES. Employer may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                     THE ELDER-BEERMAN STORES CORP.


                                     By:/s/Frederick J. Mershad
                                        ---------------------------------------
                                        Frederick J. Mershad
                                        Chairman and Chief Executive Officer



                                     /s/Charles P. Shaffer
                                     ------------------------------------------
                                     Charles P. Shaffer






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